Exhibit (h)(20)

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Contracts Funded by Separate Account

TIAA-CREF Life Separate Account VLI-2	M Intelligent Variable Universal Life Policy M Intelligent Survivorship Variable Universal Life Life Policy

This Schedule A to the Participation Agreement dated May 1, 2012 by and among the parties identified below (as such agreement has been amended prior to the date hereof) is updated and effective as of October 24, 2012, and replaces all prior versions of this Schedule.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND	THE VANGUARD GROUP, INC.

BY:	BY:

NAME:	NAME:

TITLE:	TITLE: Principal

VANGUARD MARKETING CORPORATION	TIAA-CREF LIFE INSURANCE COMPANY

BY:	BY:

NAME:	NAME:

TITLE:	TITLE: